EXHIBIT 4.2

                                         July 1, 1999

Mr. Sebastian E. Cassetta

Chairman of the Board, Chief Executive Officer
SmartServ Online, Inc.
One Station Place

Stamford, CT  06902

VIA FACSIMILE
-------------

Dear Sam:

Pursuant to Arnhold and S. Bleichroeder, Inc.'s ("A&SB") demand for immediate payment by SmartServ Online, Inc. (the "Company") of the full Default Amount on A&SB's outstanding $325,000 Prepaid Common Stock Warrants including interest and penalties totaling $593,695 as of June 28, 1999, A&SB and the Company hereby agree to the following (the "Resolution").

The Company shall Redeem A&SB's outstanding Prepaid Common Stock Warrants (the "Warrants") in return for (i) $325,000 in cash (the "Redemption Cash") to be paid no later than the close of business on July 2, 1999; and (ii) 180,000 shares (the "Settlement Shares") of SmartServ Online, Inc. common stock to be issued within six (6) business days of the execution of this letter.

The Warrants are to be delivered in physical form by A&SB to Michael Shef, Esq., of Parker Chapin et. al., counsel to the Company, who shall hold the Warrants in escrow until A&SB receives (i) the Redemption Cash by the close of business on July 2, 1999; and (ii) the Settlement Shares as instructed above. If the Resolution is not effected as contemplated herein and therefore not accepted by A&SB, the Warrants will be returned to A&SB as soon as possible thereafter and A&SB will continue to demand payment from the Company of the full Default Amount on A&SB's outstanding $325,000 Prepaid Common Stock Warrants including interest and penalties due, but crediting the Company with the payment to A&SB of the amount of the Redemption Cash paid to A&SB in and against the amount ultimately determined to be due to A&SB.


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Mr. Sebastian E. Cassetta
Page 2

If the Warrants are released from Escrow as contemplated herein, A&SB hereby agrees to, upon satisfaction of the events as described above, release the Company from all breaches relating to A&SB's investment in the Company's September 29, 1997 Private Placement of Prepaid Common Stock Purchase Warrants.

Furthermore, the Company agrees to (i) file a Registration Statement with the S.E.C. as soon as possible after the execution of this letter relating to the following SmartServ Online, Inc. Common Shares held (or to be held) by A&SB:
180,000 Settlement Shares; 10,000 Penalty Shares issued pursuant to the January 8, 1999 Waiver; and 6,470 Common Shares issued pursuant to the December 9, 1998 Notice of Exercise; (ii) use its best efforts to cause said Registration Statement to be declared effective by the S.E.C. as soon as practical thereafter, but in no event later than 90 days from the date this letter is executed (the "Registration Deadline") and (iii) keep said Registration Statement effective for a period of one (1) year following the date of its effectiveness (the "Registration Period").

In the event that the Company fails to obtain the effectiveness of said Registration Statement, the Company shall make cash registration penalty payments to A&SB as follows: $10,000 per month until the Company can obtain effectiveness of said Registration Statement. The first cash registration penalty payment of $10,000 will become due and immediately payable to A&SB on the first day following the Registration Deadline. In the event any stop order or other suspension of effectiveness of the Registration Statement resulting from the failure of the Company to be current in its filings under the Securities Exchange Act of 1934 occurs during the Registration Period, the Company will pay to A&SB cash registration penalty payments to A&SB as follows:
$10,000 per month until the Company can obtain re-effectiveness of said Registration Statement, starting 30 days following the date any stop order or other suspension of effectiveness of the Registration Statement occurs.

Please wire the Redemption Cash to the following:

                                Bank of New York
                                 One Wall Street
                               New York, NY 10286
                              Account # 8540905100
                                 ABA #021000018
                        Arnhold and S. Bleichroeder, Inc.
                                  Re: SmartServ


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Mr. Sebastian E. Cassetta
Page 3

Please call me if you have any questions regarding the above.

                                                   Very truly yours,






                                                   David E. Basner

Agreed to:




-------------------------------
Sebastian E. Cassetta
Chairman of the Board, Chief Executive Officer
SmartServ Online, Inc.






Cc:  Michael Shef, Parker Chapin et. al.